Family Bargain Corporation
                    Computation of Net Loss Per Common Share
                 (Dollars in Thousands, except per share data)
                                  (Unaudited)


                                      13 Weeks Ended         26 Weeks Ended

                                 Aug 1, 1998 Aug 2, 1997 Aug 1, 1998 Aug 2, 1997

The computation of net
 (loss) available & adjusted
 shares outstanding follows:
Net loss                           $ (1,077)   $ (4,170)   $ (6,616)   $ (5,530)
Less: Preferred stock dividends    $ (1,592)   $ (1,499)   $ (3,159)   $ (3,020)

Net (loss) used for basic and
        diluted computation        $ (2,669)   $ (5,669)   $ (9,775)   $ (8,550)
                                 =========== =========== =========== ===========
Weighted average number of
 common shares outstanding        5,004,122   4,929,822   4,967,446   4,873,949
Add:
  Assumed exercise of those
  options that are common stock
  equivalents
                                          -           -           -           -
  Assumed exercise of
  convertible preferred stock             -           -           -           -
Adjusted shares outstanding,
  used for basic & diluted
  computation                     5,004,122   4,929,822   4,967,446   4,873,949
                                 =========== =========== =========== ===========
Net loss applicable to common
 stock per common & common
 share equivalent                   $ (0.53)    $ (1.15)    $ (1.97)    $ (1.75)
                                 =========== =========== =========== ===========